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 FORM 3                                                   OMB APPROVAL
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                                                  OMB Number:..........3235-0104
                                                  Expires: ....December 31, 2001
                                                  Estimated average burden
                                                  Hours per response ......0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


(Print or Type Responses)

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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    FRERICHS, KENNY                           Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)              F5 NETWORKS, INC. (ffiv)            (Month/Day/Year)
     (Last)     (First)     (Middle)          07/12/01                   ----------------------------------
   c/o F5 NETWORKS, INC.                   ----------------------------  5. Relationship of Reporting        -----------------------
   401 ELLIOTT AVENUE WEST                 3. IRS Identification              Person(s) to Issuer            7. Individual or Joint/
----------------------------------------      Number of Reporting           (Check all applicable)              Group Filing (Check
             (Street)                         Person, if an entity         X   Director          10% Owner      Applicable Line)
   SEATTLE, WA 98119                          (voluntary)                -----            -----                X    Form filed by
--------------------------------------                                         Officer           Other       -----  One Reporting
      (City)      (State)      (Zip)       ----------------------------  ----- (give      -----  (specify           Person
                                                                               title below)      below)             Form filed by
                                                                               DIRECTOR                      -----  More than One
                                                                         ----------------------------------         Reporting Person
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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 NO SECURITIES OWNED
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Reminder: Report on a separate line for each class of securities beneficially owned indirectly or indirectly.

Potential persons who are to respond to the collection of information contained in this form are not required                 (Over)
to respond unless the form displays a currently valid OMB number.                                                    SEC 1473 (3-99)
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
 FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-  5. Owner-     6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or     ship          Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise    Form of       (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of    Deriv-
                                    Year)                                             Deriv-      ative
                                                                                      ative       Security:
                                                                                      Security    Direct
                                 -------------------------------------------------                (D) or
                                 Date      Expira-                       Amount or                Indirect
                                 Exercis-  tion             Title        Number                   (I) (Instr.
                                 able      Date                          of Shares                 5)

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Explanation of Responses:






**    Intentional misstatements or omissions of facts constitute                 /s/ KENNY FRERICHS                        7/12/01
      Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)      -----------------------------------  --------------
                                                                                   **Signature of Reporting Person         Date
Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                                                                                                                     SEC 1473 (3-99)
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